Exhibit 99.1

NEWS RELEASE

Contact:

Drew Prairie

AMD Public Relations

512-602-4425

drew.prairie@amd.com

Contact:

Ruth Cotter

AMD Investor Relations

408-749-3887

ruth.cotter@amd.com

AMD Announces Chief Financial Officer Transition

SUNNYVALE, Calif. — Sept. 17, 2012 — AMD (NYSE: AMD) today announced that Thomas Seifert has informed the company of his decision to resign as senior vice president and chief financial officer to pursue other opportunities. Devinder Kumar, senior vice president and corporate controller, will serve as interim chief financial officer while a search commences for Mr. Seifert’s replacement. Kumar has served as the Company’s corporate controller since 2001. Seifert’s departure is not based on any disagreement over the Company’s accounting principles or practices, or financial statement disclosures.

“We thank Thomas for his many contributions to AMD and for serving as interim CEO in 2011,” said Rory Read, AMD president and CEO. “Thomas’ personal commitment to the highest standards of accountability and financial integrity has helped define how AMD does business today. Devinder is an experienced financial executive whose financial expertise and semiconductor experience developed during his 28 year tenure at AMD is an asset to the company.”

Mr. Seifert will remain with the company until September 28, 2012 to assist with the transition to the interim CFO.

About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its groundbreaking AMD Accelerated Processing Units (APUs) that power a wide range of computing devices. AMD’s server computing products are focused on driving industry-leading Cloud computing and virtualization environments. AMD’s superior graphics technologies are found in a variety of solutions ranging from game consoles, PCs to supercomputers. For more information, visit http://www.amd.com.

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